Exhibit 10.1

TIME‑BASED RESTRICTED STOCK UNIT AGREEMENT
(Time‑Based Vesting)
THIS TIME‑BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective after the close of business on the «__» day of «______», 2020 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and «Name» (“Employee”), an employee of the Company or one of its subsidiaries.
1.    Award.
(a)    Grant of Restricted Stock Units. Pursuant to the Christopher & Banks Corporation 2018 Stock Incentive Plan (the “Plan”), «TB_Units» restricted stock units (the “Restricted Stock Units”) representing the right to receive shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) corresponding to such Common Stock, shall be issued as hereinafter provided in Employee’s name, subject to certain restrictions thereon (the “Award”).
(b)    Conditions to Issuance. The Restricted Stock Units shall be issued upon (i) acceptance of this Agreement by Employee and (ii) satisfaction of the conditions of this Agreement. To accept the Agreement, Employee must sign and return this Agreement to the Company’s Legal Department within forty‑five (45) days of the Effective Date.
(c)    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.
2.    Rights and Restrictions With Respect to Restricted Stock Units. Employee hereby accepts the Restricted Stock Units when issued and agrees with respect thereto as follows:
(a)    Forfeiture Restrictions. Except as otherwise provided in the Plan or this Agreement, neither the Restricted Stock Units nor the underlying shares of Common Stock to which the units relate, may be sold, assigned, hypothecated or transferred (including without limitation, transfer by gift or donation) until the lapse of the applicable Forfeiture Restrictions (as hereinafter defined). Restricted Stock Units granted to Employee shall be credited to a book‑keeping account in Employee’s name. This account shall be a record of book‑keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be issued to Employee in settlement of the Restricted Stock Units pursuant to this Agreement. Except as provided in subsection (b) of this Section 2, in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason, Employee shall, for no consideration, immediately forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.”
(b)    Lapse of Forfeiture Restrictions.
(i)    Vesting Schedule. The Forfeiture Restrictions shall lapse as to the Restricted Stock Units in accordance with the following schedule, provided that Employee has been continuously employed by the Company (or any subsidiary of the Company) from the date of this Agreement through the lapse date:

Lapse Date or Dates	Number of Restricted Stock Units as to Which Forfeiture Restrictions Lapse on Such Dates
[Anniversary Year 1]	[one‑third]
[Anniversary Year 2]	[one‑third]
[Anniversary Year 3]	[one‑third]

If the number of Restricted Stock Units is not equally divisible, the number of Restricted Stock Units scheduled to vest for a given tranche shall be rounded up to the nearest whole number as necessary to avoid a fractional vested unit, and a corresponding reduction shall be made to the number of units in the last tranche scheduled to vest.
(ii)    Change‑in‑Control, Death or Disability. Notwithstanding the provisions in Section 2(b)(i), the Forfeiture Restrictions shall lapse as to all of the Restricted Stock Units on the earlier of (x) the occurrence of a Change‑in‑Control, as defined below (with such Forfeiture Restrictions lapsing immediately prior to the consummation of the Change‑in‑Control, provided that the consummation subsequently occurs), or (y) the date Employee’s employment with the Company is terminated by reason of Death or Disability (as defined below).
(iii)    Retirement. Notwithstanding the provisions in Section 2(b)(i), in the event Employee’s employment is terminated by reason of Retirement (as defined below) the Forfeiture Restrictions shall lapse as follows.
(A)    If Retirement is prior to the first (1st) anniversary of the date of grant, the Forfeiture Restrictions shall lapse as to the number of Restricted Stock Units determined proportionately (rounded up to the nearest whole number) by dividing the number of days from the date of grant through Retirement by the total number of days from the date of grant through the last scheduled vesting date in Section 2(b)(i) above and multiplying the quotient by the total number of Restricted Stock Units granted.
(B)    If Retirement is on or after the first (1st) anniversary of the date of grant but prior to the second (2nd) anniversary of the date of grant, the

Forfeiture Restrictions shall lapse as to two‑thirds (2/3) of the Restricted Stock Units granted above (rounded up to the nearest whole number) including units that have already vested; or
(C)    If Retirement is on or after the second (2nd) anniversary of the date of grant, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock Units, including units that have already vested.
(c)    Shareholder Rights; Dividend Equivalents. The Restricted Stock Units do not entitle Employee to any rights of a stockholder of the Company with respect to shares of Common Stock underlying the Restricted Stock Units until such shares have been issued to Employee upon settlement of the Restricted Stock Units. Without limiting the foregoing and for avoidance of doubt, Employee’s Restricted Stock Units shall not have any equivalent right to any cash dividends or other cash distributions as are distributed to stockholders of the Company with respect to shares of Common Stock underlying the Restricted Stock Units.
(d)    Settlement, Issuance and Custody of Certificates. Upon the expiration of the Forfeiture Restrictions, the Company shall cause to be issued to Employee, or to Employee’s estate in the event of Employee’s death, one (1) share of Common Stock in payment and settlement of each vested Restricted Stock Unit. The Company shall cause the shares of Common Stock issuable in connection with the vesting of any such Restricted Stock Units to be issued (following payment of the applicable withholding taxes pursuant to Section 3 hereof) as soon as practicable after the lapse of Forfeiture Restrictions, but in all events no later than 30 days after such lapse, and Employee shall have no power to affect the timing of such issuance. The Company shall cause the shares of Common Stock to be issued (less any shares withheld to pay taxes) in Employee’s name, either by book‑entry registration (i.e., electronic delivery) or issuance of a stock certificate or certificates. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period of time as may be required to comply with the applicable requirements of any national securities exchange or laws. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.
If Employee has attained or will attain Retirement Age (as defined below) prior to the lapse of the Forfeiture Restrictions applicable to Restricted Stock Units, such Restricted Stock Units shall be treated as “deferred compensation” subject to section 409A of Code. In such case, if those Restricted Stock Units vest and become payable on account of Employee’s Retirement, the Restricted Stock Units shall not become payable (even though non‑forfeitable) unless and until Employee incurs a “separation from service” as defined in Treasury Regulations promulgated under section 409A of the Code. In addition, if Employee is a Specified Employee, payment on account of separation from service hereunder shall be made as of the date that is six (6) months following Employee’s separation from service (or, if earlier, upon Employee’s death).
3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock Units, by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company shares of Common Stock, other than shares covered by this Agreement, that have been held by Employee for more than six (6) months having a Fair Market Value equal to the amount of such taxes, or (iv)  if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations must be made on or before the date that the amount of tax to be withheld is determined. If not so determined by Employee, the Company shall withhold shares as described in Section 3(ii) above.
4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ the Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of any entity that is part of the Company Group (as defined below), any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.
5.    Restrictive Covenants and Remedies; Recoupment. By accepting the Award, Employee specifically agrees to the restrictive covenants contained in this Section 5 (the “Restrictive Covenants”) and Employee agrees that the Restrictive Covenants and the remedies described below are reasonable and necessary to protect the legitimate interests of the Company Group.
(a)    Confidentiality. In consideration of the Award, Employee acknowledges that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and Employee agrees, during her or his employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.
(b)    Non‑Compete. During Employee’s employment, Employee shall not plan, organize or engage in any business competitive with the Company Group or any product or service marketed or planned for marketing by the Company Group or assist or work with any other person or entity to do so.
During Employee’s employment and for twelve months thereafter (the “Restricted Period”), Employee shall not, without the prior written permission of the Company’s Board, (i) directly or indirectly engage in activities with a Competitor, or (ii) own (whether as a shareholder, partner or otherwise, other than as a 1% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor. If Employee is interested in pursuing any activity that may violate this provision, the Company encourages Employee to bring that situation to the Company’s attention so that the parties can consider and discuss in advance whether Employee’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Employee to engage in such activity while still protecting the Company’s legitimate interests.
(c)    Non‑Solicitation. During Employee’s employment and for the Restricted Period, Employee shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor. This Section 5(c) shall apply to the then‑current employees of the Company Group and any individual who was employed by the Company at any time in the forty‑five (45) day period immediately prior to Employee’s last day of employment with the Company Group.
(d)    Non‑Interference. During Employee’s employment and for the Restricted Period, Employee shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company Group to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with a member of the Company Group. The post‑termination obligations of this Section 5(d) shall apply to the vendors, suppliers, sales agents and buying agents of the Company Group as of the date of Employee’s termination and at any time in the one‑year period immediately prior to Employee’s termination date.
(e)    Non‑Disparagement. During Employee’s employment and for the Restricted Period, Employee promises and agrees not to disparage the Company Group and the Company Group’s officers, directors, employees, products or services.
(f)    Partial Invalidity. If any portion of this Section 5 is determined by an arbitrator or a court to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(g)    Remedy for Breach. Employee agrees that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Employee agrees that if Employee breaches any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, including but not limited to restraining any such breach through arbitration or litigation. Employee further agrees that the duration of the Restrictive Covenant shall be extended by the same amount of time that Employee is in breach of that Restrictive Covenant.
(h)    Clawback and Recovery.
(1)    In the event that Employee breaches any of the Restrictive Covenants in Sections 5(a)-(e), in addition to its Remedies under Section 5(g), the Company, in its sole discretion, may take one or more of the following actions with respect to Employee’s Award (and shall, in any event, take all action required by applicable law):
(A)    cause the immediate forfeiture of the then unvested portion of Employee’s Award,
(B)    require Employee to immediately return to the Company any shares issued under the Award that, in each case, are still under Employee’s control; and
(C)    require Employee promptly to pay to the Company an amount equal to the Fair Market Value of all shares included in Employee’s Award that are no longer under Employee’s control (as measured on the vesting date of any such shares).
(2)    The Committee shall have sole discretion to determine what constitutes the conduct described in Sections 5(a)‑(e) above.
(3)    In addition to the Company’s rights set forth above, Employee agrees that the Award, and the value of any portion of that Award no longer under his or her control, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including without limitation, the Sarbanes‑Oxley Act of 2002 and the Dodd‑Frank Wall Street Reform and Consumer Protection Act.
(i)    Conflicts with Any Severance Agreement. If Employee has a severance agreement with the Company which contains provisions similar to those in Section 5 of this Agreement, the provisions in Section 5 of this Agreement shall govern, in case of conflict between such agreements.
6.    Consultation with Tax Advisors. Employee also acknowledges that the grant, vesting or any payment with respect to the Award, and the sale or other taxable disposition of the shares acquired as a result of the Award may have tax consequences under federal, state, local or international tax laws. Employee further acknowledges that he or she is relying solely on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Employee understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the shares acquired pursuant to the Award, are solely his or her responsibility without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse him or her for such taxes.
7.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
8.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee permitted under the terms of the Plan.
9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.
10.    Arbitration. Employee and the Company agree that any controversy, claim or dispute arising out of or relating to this Agreement (other than Section 5 hereof) or the breach of any of its terms shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Employee and the Company. Nothing in this Section 10 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the Restrictive Covenants set forth in Section 5. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of this Award or Employee’s employment relationship with the Company or any of its Affiliates. Employee and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Employee or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by Employee and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by Employee and the Company unless otherwise mutually agreed in writing or the law provides otherwise.
11.    Definitions.
(a)    “Cause” for purposes of this Agreement shall mean (A) if Employee is a party to an employment, severance (or similar) agreement with the Company or any employing subsidiary of the Company that defines the word “cause” (or similar term), then Cause for purposes of this Agreement shall have the meaning ascribed to it under that agreement; and (B) if there is no such agreement or definition, Cause shall mean (i) any fraud, misappropriation or embezzlement by Employee in connection with or affecting the business of the Company Group, (ii) any conviction of

(including any plea of guilty or no content to) a felony or a gross misdemeanor by Employee, (iii) any gross neglect or persistent neglect by Employee to perform the duties assigned to Employee or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company Group, (iv) any material breach of Section 10 of this Agreement, or (v) any material violation of the Company Group’s written policies, procedures or the Company’s Code of Conduct.
(b)    “Change‑in‑Control” for purposes of this Agreement shall mean a Change‑in‑Control as defined in Section 2(g) of the Plan.
(c)    “Competitor” means any of the following women’s specialty apparel companies: Ascena Retail Group, Inc.; Chicos FAS, Inc.; Coldwater Creek, Inc.; J. Jill, Inc.; RTW Retailwinds, Inc.; and The Talbots, Inc. as well as any other company where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Company’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year. “Competitor” shall also include: (x) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Section 11(c); and (y) any person, business, or entity where a substantial portion of Employee’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 11(c).
(d)    “Company Group” means collectively Christopher & Banks Corporation and its subsidiaries.
(e)    “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, manufacturing costs, sales and marketing plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to Employee or other employees of the Company Group), business operations and related data, formulae, and computer records, know‑how, research, technical information, copyrighted material, and any other confidential or proprietary data and information which Employee encounters during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by Employee or is publicly disclosed by the Company Group.
(f)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long‑term disability plan then maintained by the Company or the employing subsidiary.
(g)    “Retirement” shall mean Employee’s voluntary or involuntary (other than for Cause) termination of his or her employment relationship with the Company at or after attainment of Retirement Age.

(h)    “Retirement Age” shall mean the sum of Employee’s age and number of full years of employment with the Company Group equals or exceeds sixty‑five (65), with a minimum age of fifty‑five (55) and a minimum of five (5) years of service.
12.    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof or thereof.
13.    Notices. For purpose of this Agreement, notices and all other communications provided for or contemplated by the Agreement, shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed via United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
2400 Xenium Lane North
Plymouth, Minnesota 55441
Attention: General Counsel

and in the case of Employee, to Employee at the most current address shown on the Company Group’s employment records. Either party may designate a different address by giving written notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

14.    Exchange of Shares in Corporate Transactions. If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.
15.    Electronic Delivery of Shares. Employee hereby consents and agrees to the electronic delivery of shares of the Company’s Common Stock per the terms of this Agreement.
16.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies Employee of the following in relation to Employee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of this Award and Employee’s participation in the Plan. The collection, use, processing and transfer of Employee’s personal data is necessary for the Company’s administration of the Plan and Employee’s participation in the Plan, and Employee’s denial and/or objection to the collection, use, processing and transfer of personal data may affect Employee’s participation in the Plan. As such, Employee hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.
The Company holds certain personal information about Employee, including Employee’s name, home address, email address and telephone number, date of birth, social security number,

passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all stock awards or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor, for the purpose of managing and administering the Plan (“Data”). Data may be provided by Employee or collected, where lawful, from third parties, and the Company will process Data for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Data processing will take place through electronic and non‑electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the United States.
The Company will transfer Data within the Company organization as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Employee’s participation in the Plan. Employee may seek to exercise these rights by contacting the Company’s Legal Department.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.
CHRISTOPHER & BANKS CORPORATION

By:
«Name»
Title:

EMPLOYEE

Signed:
«Name»